EXHIBIT 99


==============================================================================

                        P R E S S   R E L E A S E

==============================================================================

RELEASE DATE:                           CONTACT:
-------------                           --------

October 19, 2004                        CHARLES P. EVANOSKI
                                        GROUP SENIOR VICE PRESIDENT
                                        CHIEF FINANCIAL OFFICER
                                        (724) 758-5584



                       FOR IMMEDIATE RELEASE
                       ---------------------

                ESB FINANCIAL CORPORATION REPORTS
                    THIRD QUARTER 2004 EARNINGS


Ellwood City, Pennsylvania, October 19, 2004 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2004 of $0.25 per diluted share on net income of $2.6 million, which represents a 25.0% increase in net income per diluted share as compared to earnings of $0.20 per diluted share on net income of $2.2 million for the quarter ended September 30, 2003. The Company's annualized return on average assets and average equity were 0.75% and 11.02%, respectively, for the quarter ended September 30, 2004, compared to 0.64% and 9.33%, respectively, for the quarter ended September 30, 2003.

For the nine month period ended September 30, 2004, the Company realized earnings of $0.70 per diluted share on net income of $7.4 million, which represents a 20.7% increase in net income per diluted share as compared to earnings of $0.58 per diluted share on net income of $6.2 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.72% and 10.32%, respectively, for the nine month period ended September 30, 2004, compared to 0.61% and 8.44%, respectively, for the nine months ended September 30, 2003.

In announcing the results of operations for the quarter and the nine months ended September 30, 2004, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are pleased with the third quarter and year to date results and the performance of our net interest margin which has improved by 20% or greater for the quarter and year to date ended September 30, 2004 as compared to the same periods in the prior year. Our improved margin is due in part to our decision to restructure and call a significant portion of the Company's fixed rate trust preferred securities in the first quarter of 2004 and a decline in repayments and amortization of premiums on our investment portfolio. The Company remains focused on improving net interest and non-interest income, while pursuing strategies to grow including the recent announcement to acquire PHSB Financial Corporation, the holding company for Peoples Home Savings Bank, headquartered in Beaver Falls, Pennsylvania."

Press Release
Page 2 of 4
October 19, 2004


Consolidated net income increased $435,000, or 20.1%, to $2.6 million for the quarter ended September 30, 2004, compared to $2.2 million for the same period in the prior year. This increase was the result of an increase in net interest income, after the provision for loan losses, of $915,000 and decreases in non-interest expense of $62,000 and provision for income taxes of $273,000, partially offset by a decrease in non-interest income of $815,000. Net interest income increased in the third quarter primarily due to lower interest expense on deposits and borrowings and, to a lesser extent, an increase in interest income from securities. Included in the decrease of non-interest income were decreases in fees from the sale of loans, gains on the sale of available for sale securities and income from joint ventures of $146,000, $460,000 and $173,000, respectively. The decrease to provision for income taxes of approximately $273,000, is related to tax benefits recognized by the Company in the third quarter as a result of amended tax returns that were filed on behalf of the Company. The decrease to the provision lowered the Company's effective tax rate to 7.3% from 17.7% for the quarter ended
September 30, 2004. Without the effect of the tax benefits the Company would have had earnings of $0.22 per diluted share on net income of $2.3 million for the quarter ended September 30, 2004 or an increase of 10.0% over the same period in the prior year.

Consolidated net income for the nine month period ended September 30, 2004, as compared to the nine month period ended September 30, 2003, increased $1.2 million, or 19.4%, to $7.4 million from $6.2 million. This increase was primarily the result of an increase in net interest income, after the provision for loan losses, of $2.6 million and a decrease in provision for income taxes of $91,000, partially offset by a decrease in non-interest income of $687,000 and an increase in non-interest expense $831,000, respectively. The increase in net interest income after the provision for loan losses for the period ended September 30, 2004 was primarily the result of decreases in interest expense on deposits and borrowings, partially offset by declines in interest income from loans and securities and an increase in provision for loan losses of $565,000. The decrease in interest expense was enhanced by the call of a significant portion of the Company's trust preferred securities early in the first quarter of 2004. Included in the increase to non-interest expense was a charge of approximately $844,000 for the deferred debt issuance costs associated with the redemption of a portion of the Company's subordinated debt in connection with the call of the trust preferred securities. The decrease to provision for income taxes of approximately $91,000 is related to tax benefits recognized by the Company in the third quarter as a result of amended tax returns that were filed on behalf of the Company. The decrease to the provision lowered the Company's effective tax rate to 13.8% from 17.2% for the period ended September 30, 2004. Without the effect of the tax benefits the Company would have had earnings of $0.67 per diluted share on net income of $7.1 million for the period ended September 30, 2004 or an increase of 15.5% over the same period in the prior year.

The Company's total assets increased by $22.9 million, or 1.7%, to $1.4 billion at September 30, 2004. This increase resulted primarily from increases in cash and cash equivalents, securities, loans receivable, Federal Home Loan Bank Stock, prepaid expenses and other assets and bank owned life insurance of $824,000, or 5.4%, $1.2 million, or 0.13%, $19.2 million, or 6.0%, $808,000, or 2.6%, $893,000, or 14.4%, and $702,000, or 2.9%, respectively. The Company's total liabilities increased by $22.0 million, or 1.7%, to $1.3 billion at September 30, 2004. The increase in total liabilities was primarily the result of an increase in borrowed funds of $51.3 million, or 7.9%, partially offset by a decrease in deposits of $27.6 million, or 4.6%. Total stockholders' equity increased $896,000, or 0.9%, to $97.8 million at September 30, 2004, from $96.9 million at December 31, 2003. The increase to stockholders' equity was the result of increases in retained earnings and additional paid in capital of $3.2 million and $639,000, respectively, and a decrease to unearned employee stock ownership plan of $743,000, partially offset by increases in treasury stock and unvested shares held by management recognition plan of $936,000 and


Press Release
Page 3 of 4
October 19, 2004


$159,000, respectively, and a decrease in accumulated other comprehensive income of $2.6 million. The decrease to accumulated other comprehensive income was a result of the market value adjustment to the Company's investment securities available for sale portfolio. Average stockholders' equity to average assets was 6.97%, and book value per share was $9.13 at September 30, 2004 compared to 7.22% and $8.98 at December 31, 2003.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 17 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


Press Release
Page 4 of 4
October 19, 2004


                  ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Highlights
              (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
                                                 Three Months            Nine Months
                                              Ended September 30,    Ended September 30,
                                               2004       2003        2004         2003
                                             -------    --------    -------      --------
    Interest income                          $15,143    $14,648     $45,162      $47,139
    Interest expense                           9,042      9,756      26,370       31,540
                                             -------    --------    -------      --------
    Net interest income                        6,101      4,892      18,792       15,599
    Provision for (recovery of) loan losse        57       (237)        298         (267)
                                             -------    --------    -------      --------
    Net interest income after provision for
       (recovery of) loan losses               6,044      5,129      18,494       15,866
    Noninterest income                         1,562      2,377       5,257        5,944
    Noninterest expense                        4,801      4,863      15,164       14,333
                                             -------    --------    -------      --------
    Income before provision
       for income taxes                        2,805      2,643       8,587        7,477
    Provision for income taxes                   205        478       1,187        1,278
                                             -------    --------    -------      --------
    Net income                               $ 2,600    $ 2,165     $ 7,400      $ 6,199
                                             =======    ========    =======      ========
    Net income per share:
       Basic                                   $0.26      $0.21       $0.73        $0.61
       Diluted                                 $0.25      $0.20       $0.70        $0.58

    Annualized return on average assets         0.75%      0.64%       0.72%        0.61%
    Annualized return on average equity        11.02%      9.33%      10.32%        8.44%


FINANCIAL CONDITION DATA:
                                                                            As of:
                                                                 September 30,   December 31,
                                                                      2004           2003
                                                                      ----           ----
    Total assets                                                  $1,388,708     $1,365,780
    Cash and cash equivalents                                         16,154         15,330
    Total investment securities                                      930,161        928,936
    Loans receivable, net                                            341,671        322,454
    Customer deposits                                                575,441        603,046
    Borrowed funds (includes subordinated debt)                      703,787        652,489
    Stockholders' equity                                              97,767         96,871
    Book value per share                                               $9.13          $8.98

    Average equity to average assets                                    6.97%          7.22%
    Allowance for loan losses to loans receivable                       1.10%          1.17%
    Non-performing assets to total assets                               0.22%          0.22%